Exhibit 2.1

Execution Copy

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CADENCE FINANCIAL CORPORATION,

CADENCE FINANCIAL CORPORATION OF GEORGIA

AND

SEASONS BANCSHARES, INC.

DATED AS OF SEPTEMBER 22, 2006

TABLE OF CONTENTS

ARTICLE I The Merger		1
1.1.	The Merger	1
1.2.	Effective Time	1
1.3.	Effects of the Merger	2
1.4.	Closing of the Merger	2
1.5.	Articles of Incorporation	2
1.6.	Bylaws	2
1.7.	Board of Directors	2
ARTICLE II Consideration; Exchange Procedures		2
2.1.	Cash-out of Seasons Options; Conversion of Seasons Common Stock	2
2.2.	Options; Warrants	3
2.3.	Exchange Fund	4
2.4.	Exchange Procedures	4
2.5.	No Further Ownership Rights in Seasons Common Stock Exchanged for Cash	4
2.6.	Termination of Exchange Fund	5
2.7.	No Liability	5
2.8.	Investment of Exchange Fund	5
2.9.	Lost Certificates	5
2.10.	Withholding Rights	5
2.11.	Further Assurances	6
2.12.	Reservation of Right to Revise Structure	6
ARTICLE III Representations and Warranties of Seasons		6
3.1.	Corporate Organization	6
3.2.	Capitalization	8
3.3.	Authority; No Violation	9
3.4.	Consents and Approvals	10
3.5.	SEC Documents; Other Reports; Internal Controls	10
3.6.	Financial Statements; Undisclosed Liabilities	11
3.7.	Broker’s Fees	12
3.8.	Absence of Certain Changes or Events	12
3.9.	Legal Proceedings	12
3.10.	Taxes	13
3.11.	Employees; Employee Benefit Plans	14
3.12.	Board Approval; Stockholder Vote Required	16
3.13.	Compliance With Applicable Law	16
3.14.	Certain Contracts	17
3.15.	Agreements With Regulatory Agencies	18
3.16.	Seasons Information	18
3.17.	Title to Property	18
3.18.	Insurance	19
3.19.	Environmental Liability	19
3.20.	Opinion Of Financial Advisor	20
3.21.	Patents, Trademarks, Etc	20

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3.22.	Loan Matters	20
3.23.	Community Reinvestment Act Compliance	21
3.24.	Labor Matters	22
3.25.	Interest Rate Risk Management Instruments	22
ARTICLE IV Representations and Warranties of Parent		22
4.1.	Corporate Organization	23
4.2.	Capitalization	23
4.3.	Authority; No Violation	24
4.4.	Consents and Approvals	25
4.5.	SEC Documents; Other Reports; Internal Controls	25
4.6.	Financial Statements; Undisclosed Liabilities	26
4.7.	Absence of Certain Changes or Events	27
4.8.	Legal Proceedings	27
4.9.	Board Approval; Stockholder Vote Required	27
4.10.	Compliance With Applicable Law	28
4.11.	Agreements With Regulatory Agencies	28
4.12.	Parent Information	28
ARTICLE V Covenants Relating to Conduct of Business		28
5.1.	Conduct of Business Prior to the Effective Time	28
5.2.	Seasons Forbearances	29
5.3.	Parent Forbearances	32
ARTICLE VI Additional Agreements		33
6.1.	Regulatory Matters	33
6.2.	Access to Information	34
6.3.	Stockholder Approval	34
6.4.	Legal Conditions to Merger	35
6.5.	Employees; Employee Benefit Plans	35
6.6.	Indemnification; Directors’ and Officers’ Insurance	37
6.7.	Advise of Changes	39
6.8.	Subsequent Interim and Annual Financial Statements	39
6.9.	Certain Modifications	39
ARTICLE VII Conditions Precedent		40
7.1.	Conditions to Each Party’s Obligation to Effect the Merger	40
7.2.	Conditions to Obligations of Parent	40
7.3.	Conditions To Obligations Of Seasons	41
ARTICLE VIII Termination and Amendment		42
8.1.	Termination	42
8.2.	Effect of Termination	43
8.3.	Amendment	43
8.4.	Extension; Waiver	43
ARTICLE IX General Provisions		44
9.1.	Nonsurvival of Representations, Warranties and Agreements	44
9.2.	Expenses	44
9.3.	Notices	44
9.4.	Interpretation	45
9.5.	Counterparts	45

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9.6.	Entire Agreement	45
9.7.	Governing Law	45
9.8.	Severability	45
9.9.	Publicity	46
9.10.	Assignment; Third Party Beneficiaries	46

iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is executed this 22nd day of September 2006 (“Execution Date”) by and between CADENCE FINANCIAL CORPORATION, a Mississippi corporation (“Parent”), CADENCE FINANCIAL CORPORATION OF GEORGIA, a Mississippi corporation and wholly owned subsidiary of Cadence Financial Corporation (“Merger Sub”) and SEASONS BANCSHARES, INC., a Georgia corporation (“Seasons”).

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and Seasons have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Merger Sub would merge with and into Seasons (the “Merger”) with Seasons being the surviving company (“Surviving Company”) and immediately thereafter Surviving Company shall merge with and into Parent (the “Second Merger”), with Parent being the surviving company, and Season Bank, a Georgia state-chartered bank and wholly-owned subsidiary, shall merge with and into Cadence Bank, N.A. (“Cadence”), a national bank and wholly-owned subsidiary of Parent (“National Bank Merger”); and

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Parent incorporated and organized Merger Sub for the sole purpose of acquiring all of the capital stock of Seasons by means of a reverse subsidiary cash merger set forth below. It is the parties’ intention to follow the transaction consummated in Revenue Ruling 90-95, 1990-2 CB67. Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code and the Mississippi Business Corporation Act (the “GBCC” and the “MBCA,” individually; collectively, the “Acts”), at the Effective Time (as hereinafter defined), Merger Sub shall merge with and into Seasons. Seasons shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Georgia. The name of the Surviving Company shall be “Cadence Financial Corporation of Georgia.” Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate and Parent shall own all of the capital stock of Seasons.

1.2. Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”), which shall be filed with the Secretary of State of the State of Georgia and Secretary of State of the State of Mississippi on the Closing Date (as hereinafter defined). The term “Effective Time” shall mean the time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the Acts.

1.4. Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Central time on the date that is the second Business Day (as hereinafter defined) after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VII hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the “Closing Date”). The Closing shall be held at the offices of Adams and Reese LLP, 111 East Capitol Street, Suite 350, Jackson, Mississippi 39225, unless another place is agreed upon in writing by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in the City of Starkville, MS are required by law to be closed.

1.5. Articles of Incorporation. At the Effective Time, the articles of incorporation of Seasons, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company.

1.6. Bylaws. At the Effective Time, the bylaws of Seasons, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.

1.7. Board of Directors. The directors of Surviving Company shall be Lewis Mallory, Mark Abernathy and Richard T. Haston, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

2.1. Cash-out of Seasons Options; Conversion of Seasons Common Stock. The aggregate purchase price shall be $16,940,000 (the “Aggregate Merger Consideration”). Each holder of a Seasons Option (hereinafter defined) shall receive cash for each share in the amount of the Cash Price (hereinafter defined) less the exercise price of such Seasons Option as set forth herein. The holders of the Seasons Common Stock shall receive the remainder of such Aggregate Merger Consideration (after the foregoing payments to the holders of the Seasons Options) on a basis in accordance with Article II. At the Effective Time, by virtue of the Merger:

(a) All shares of common stock, par value $1.00 per share, of Seasons (the “Seasons Common Stock”) that are owned directly by Seasons as treasury stock shall be cancelled and retired and no consideration shall be delivered in exchange therefor.

(b) Each outstanding share of Seasons Common Stock that under the terms of Section 2.3 is to be converted into the right to receive cash in the amount of $15.00 (the “Cash Price”).

(c) Each outstanding share of Seasons Common Stock held by a holder who has perfected such holder’s right to dissent under the GBCC and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to cash hereunder, and the holder thereof shall be entitled only to such rights as are granted pursuant to the GBCC. Seasons shall give Merger Sub prompt notice upon receipt by Seasons of any such demands for payment of the fair value for shares of Seasons Common Stock and of withdrawals of such demand and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter referred to as a “Dissenting Shareholder”), and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to any such demands. Seasons shall not, except with the prior written consent of Merger Sub, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by a Dissenting Shareholder as may be necessary to perfect appraisal rights under the GBCC. Any payments made in respect to Dissenting Shares shall be made by the Surviving Company, or Parent, as its successor.

(d) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to such payment at or prior to the Effective Time, such holder’s shares of Seasons Common Stock shall be converted into a right to receive cash in accordance with the provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to such payment after the Effective Time, each share of Seasons Common Stock of such holder shall be converted into the right to receive the Cash Price.

(e) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non assessable share of identical common stock of the Surviving Company.

2.2. Options; Warrants. At the Effective Time, each option or warrant granted by Seasons to purchase shares of Seasons Common Stock (each, a “Seasons Option”) which is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall cease to represent a right to acquire shares of Seasons Common Stock and without any further action on the part of any holder thereof, and be converted into cash for each share in the amount of the Cash Price less the exercise price of such Seasons Option (the “Per Share Option Cash Amount”). Payment of the aggregate Per Share Option Cash Amount for each holder of a Seasons Option immediately prior to the Effective Time shall be delivered to each holder of such Seasons Option and shall be made by check from Parent or Merger Sub upon the later of (i) the Closing or (ii) the delivery by such holder of a cross-receipt and a release, each in a form reasonably acceptable to Parent or Merger Sub.

2.3. Exchange Fund. Prior to the mailing of the Proxy Statement (as defined below), Merger Sub shall appoint a bank or trust company which is reasonably satisfactory to Seasons to act as paying agent for the payment of the Aggregate Merger Consideration (the “Paying Agent”). At or prior to the Effective Time, Parent or Merger Sub shall deposit the Merger Consideration with the Paying Agent for the benefit of the holders of the shares of Seasons Common Stock and Seasons Options for payment pursuant to this Agreement. The Paying Agent shall deliver such cash (such cash being hereinafter referred to as the “Exchange Fund”) in payment for outstanding shares of Seasons Common Stock and Seasons Options.

2.4. Exchange Procedures. As soon as reasonably practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Seasons Common Stock shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to the amount of cash into which the number of shares of Seasons Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time there shall be no further transfer on the records of Seasons or its transfer agent of certificates representing shares of Seasons Common Stock which have been converted pursuant to this Agreement into the right to receive cash, and if such certificates are presented to Seasons for transfer, they shall be cancelled against delivery of cash. If payment of the Merger Consideration is to be remitted to a Person other than the Person in whose name the certificate for Seasons Common Stock surrendered for payment is registered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed, with signature guaranteed by a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act, as defined below), or otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of the Surviving Company that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4, each certificate for shares of Seasons Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

2.5. No Further Ownership Rights in Seasons Common Stock Exchanged for Cash. All cash paid upon the surrender for conversion of certificates representing shares of Seasons Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Seasons Common Stock surrendered for conversion for cash theretofore represented by such certificates.

2.6. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing shares of Seasons Common Stock for six months after the Effective Time shall be delivered to the Parent or otherwise on the instruction of the Surviving Company, and any holders of such certificates who have not theretofore complied with this Article II shall thereafter look only to the Parent for the Merger Consideration with respect to the shares of Seasons Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.3 and only as general creditors thereof for payment of their claim for the Merger Consideration.

2.7. No Liability. None of Parent, Merger Sub, Seasons, the Surviving Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Seasons Common Stock shall not have been surrendered prior to such date on which any cash has escheated to or become the property of any Governmental Entity (as defined below)), any such cash shall, to the extent permitted by applicable law, become the property of the Surviving Company (or Parent), free and clear of all claims or interest of any Person previously entitled thereto.

2.8. Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by the Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Parent.

2.9. Lost Certificates. If any certificate of Seasons Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Paying Agent, the posting by such Person of a bond (in accordance with the standard operating procedure of Paying Agent) in such reasonable amount as Paying Agent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect to the shares of Seasons Common Stock formerly represented thereby, pursuant to this Agreement.

2.10. Withholding Rights. Parent, Merger Sub, Surviving Company and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seasons Common Stock or Seasons Options such amounts as Parent, Merger Sub, Surviving Company or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are properly so withheld by Parent, Merger Sub, Surviving Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seasons Common Stock and Seasons Options in respect of which such deduction and withholding was made by such party.

2.11. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of Seasons, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Seasons, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

2.12. Reservation of Right to Revise Structure. Parent or Merger Sub may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including to provide for a merger of Seasons with and into a direct wholly owned corporate subsidiary of Parent or Merger Sub or a single member limited liability company wholly owned by Parent or Merger Sub; provided, however, that no such change shall (A) alter or change the amount or kind of the Merger Consideration, (B) adversely affect the anticipated tax consequences of the Merger to the holders of Seasons Common Stock and Seasons Options as a result of receiving the Merger Consideration, or (C) materially impede or delay consummation of the Merger. In the event Parent or Merger Sub elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SEASONS

As of the date hereof, Seasons has delivered to Parent a schedule (the “Seasons Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more covenants contained in Article V; provided, however, that (i) no such item is required to be set forth in the Seasons Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 7.2(a), and (ii) the mere inclusion of an item in the Seasons Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seasons that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect (as hereinafter defined) on Seasons.

Seasons hereby represents and warrants to Parent and Merger Sub as follows:

3.1. Corporate Organization.

(a) Seasons is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Seasons has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Seasons. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Seasons, Parent or the Merger Sub, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or a material adverse effect on such party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change after the date of this Agreement in laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities or in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, in any such case applicable to banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, (ii) the announcement of this Agreement or any action of either party or any Subsidiary (defined in Section 3.1(b)) thereof required to be taken by it under this Agreement or with the prior written consent or written approval of the other party, (iii) any changes after the date of this Agreement in general economic conditions or interest rates affecting banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, or (iv) expenses and costs incurred in connection with the transactions contemplated hereby (to the extent not materially in excess of the good faith estimate thereof provided by Seasons to Parent prior to the date of this Agreement); provided, however, that a decrease in the trading or market prices of a party’s capital stock shall not be considered, by itself, to constitute a Material Adverse Effect. Seasons is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”). The copies of the articles of incorporation and bylaws of Seasons which have previously been made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of Seasons (i) is duly organized and validly existing as a state chartered bank under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

(c) Except for its ownership of Seasons Bank, Seasons does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

3.2. Capitalization.

(a) The authorized capital stock of Seasons consists of 10,000,000 shares of Seasons Common Stock and 2,000,000 shares of Seasons Preferred Stock. As of the date of this Agreement, there were 1,032,890 shares of Seasons Common Stock outstanding, and no shares of Seasons Preferred Stock outstanding and no shares of Seasons Common Stock held in Seasons’ treasury. No other shares of Seasons Common Stock were issued or outstanding. As of the date of this Agreement, no shares of Seasons Common Stock or Seasons Preferred Stock were reserved for issuance, except for an aggregate of 357,231 shares of Seasons Common Stock reserved for issuance upon the exercise of stock options and warrants pursuant to various option award agreements under the Generations Bancshares, Inc. 2001 Stock Incentives Plan and certain warrant agreements of Seasons (collectively, the “Seasons Stock Option Plan”). All of the issued and outstanding shares of Seasons Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above or in Section 3.2(a) of the Seasons Disclosure Schedule, Seasons does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Seasons Common Stock or any other equity securities of Seasons or any securities representing the right to purchase or otherwise receive any shares of Seasons capital stock (including any rights plan or agreement). Section 3.2(a) of the Seasons Disclosure Schedule contains a list setting forth as of the date of this Agreement all outstanding stock options and warrants pursuant to the Seasons Stock Option Plan, the names of the Optionees, holders of warrants, the date each such option or warrant was granted, the number of shares subject to each such option or warrant, the expiration date of each such option or warrant, any vesting schedule with respect to an option or warrant which is not yet fully vested, and the price at which each such option or warrant may be exercised.

(b) Section 3.2(b) of the Seasons Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of Seasons. Except as set forth in Section 3.2(b) of the Seasons Disclosure Schedule, Seasons owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Seasons’ Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Seasons nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Seasons or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c) Except as disclosed in Section 3.2(c) of the Seasons Disclosure Schedule and for the ownership of Seasons’ Subsidiaries, neither Seasons nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity, excluding any investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in respect of debts previously contracted.

(d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Seasons’ stockholders may vote (“Voting Debt”) have been issued by Seasons and are outstanding.

3.3. Authority; No Violation.

(a) Seasons has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Required Seasons Vote (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of Seasons, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Seasons Vote, and no other corporate or stockholder proceedings on the part of Seasons are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seasons and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Seasons, enforceable against Seasons in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 3.3(b) of the Seasons Disclosure Schedule, neither the execution and delivery of this Agreement by Seasons nor the consummation by Seasons of the transactions contemplated hereby, nor compliance by Seasons with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of Seasons or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seasons or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seasons or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seasons or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Seasons.

3.4. Consents and Approvals. Except for (i) the approval of the Merger and the Second Merger by the Federal Reserve Board (“FRB”), the Office of Comptroller of Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“GDBF”) under the Financial Institutions Code of Georgia, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of the stockholders of Seasons to be held to vote on the adoption of this Agreement (the “Proxy Statement”) in which the Proxy Statement will be included as a prospectus and any filings or approvals under applicable state securities laws, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Georgia and the Secretary of State of the State of Mississippi pursuant to the Acts, (iv) the adoption of this Agreement by the Required Seasons Vote, (v) the consents and approvals set forth in Section 3.4 of the Seasons Disclosure Schedule, (vi) any notices or filings if any under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (vii) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons or Parent, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or with any other third party are necessary in connection with (A) the execution and delivery by Seasons of this Agreement and (B) the consummation by Seasons of the Merger and the other transactions contemplated hereby.

3.5. SEC Documents; Other Reports; Internal Controls.

(a) Seasons has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “Seasons Reports”). Except as set forth in Section 3.5 of the Seasons Disclosure Schedule, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Seasons Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seasons Reports, and none of the Seasons Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Seasons Reports. None of Seasons’ Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Seasons and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Seasons and its Subsidiaries or as set forth in Section 3.5(b) of the Seasons Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of Seasons, threatened an investigation into the business or operations of Seasons or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 3.5(b) of the Seasons Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, Seasons or any of its Subsidiaries.

(c) The records, systems, controls, data and information of Seasons and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seasons or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Seasons Reports filed with the SEC prior to the date hereof, Seasons and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

3.6. Financial Statements; Undisclosed Liabilities.

(a) Except as set forth in Section 3.6 of the Seasons Disclosure Schedule, the financial statements of Seasons (including any related notes thereto) included in the Seasons Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Seasons and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Seasons and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Seasons included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2006, as filed with the SEC or (ii) liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice, neither Seasons nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement.

3.7. Broker’s Fees. Except as set forth in Section 3.7 of the Seasons Disclosure Schedule, neither Seasons nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 3.7 of the Seasons Disclosure Schedule have previously been furnished to Parent.

3.8. Absence of Certain Changes or Events. Except as publicly disclosed in the Seasons Reports filed with the SEC prior to the date hereof, or as set forth in Section 3.8 of the Seasons Disclosure Schedule, since June 30, 2006, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons and (ii) Seasons and its Subsidiaries have not taken any action that would have been prohibited by Section 5.2 if taken after the date of this Agreement.

3.9. Legal Proceedings.

(a) Except as set forth in Section 3.9(a) of the Seasons Disclosure Schedule or as publicly disclosed in the Seasons Reports filed with the SEC prior to the date hereof, neither Seasons nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Seasons, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seasons or any of its Subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Seasons.

(b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Seasons, any of its Subsidiaries or the assets of Seasons or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Seasons.

3.10. Taxes.

(a) Except as set forth in Section 3.10(a) of the Seasons Disclosure Schedule: (i) each of Seasons and its Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (B) paid in full or made adequate provision in the financial statements of Seasons (in accordance with GAAP) for all Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (ii) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Seasons or any of its Subsidiaries; and (iii) there are no material Liens for Taxes upon the assets of either Seasons or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Neither Seasons nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Seasons) filing a consolidated tax return or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) Except as set forth in Section 3.10(c) of the Seasons Disclosure Schedule, none of Seasons or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(d) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Seasons or any of its Subsidiaries.

(e) None of Seasons or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) Except as set forth in Section 3.10(f) of the Seasons Disclosure Schedule, all Taxes required to be withheld, collected or deposited by or with respect to Seasons and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(g) Except as set forth in Section 3.10(g) of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(h) Except as set forth in Section 3.10(h) of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(i) Neither Seasons nor any of its Subsidiaries has filed a consent prior to January 1, 2006 to the application of Section 341(f) of the Code.

(j) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

(k) For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

3.11. Employees; Employee Benefit Plans.

(a) Section 3.11 of the Seasons Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, restricted stock, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of Seasons or any of its Subsidiaries has any present or future right to benefits and under which Seasons or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans”.

(b) With respect to each Plan, Seasons has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by Seasons or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) (i) Each Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the knowledge of Seasons, no event has occurred and no condition exists that would subject Seasons or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) to the knowledge of Seasons, no “reportable event” (as such term is defined in ERISA section 4043), “prohibited transaction” (as such term is defined in ERISA section 406 and Code section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Plan; (v) except as set forth in Section 3.11 of the Seasons Disclosure Schedule, no Plan provides retiree welfare benefits and neither Seasons nor any of its Subsidiaries has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (vi) neither Seasons nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(d) None of the Plans is a multiemployer plan (within the meaning of ERISA section 3(37)), is subject to Title IV of ERISA or is subject to Code section 412, and none of Seasons, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) With respect to any Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Seasons or any of its Subsidiaries, threatened; (ii) no facts or circumstances exist to the knowledge of Seasons or any of its Subsidiaries that could reasonably be expected to give rise to any such actions, suits or claims; and (iii) no administrative investigation, audit or similar proceeding by the Department of Labor, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress.

(f) Except as set forth in Section 3.11(f) of the Seasons Disclosure Schedule, no Plan exists that could result in the payment to any present or former employee, director or independent consultant of Seasons or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Seasons or any of its Subsidiaries as a result of the transaction contemplated by this Agreement. There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or director of Seasons or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) Section 3.11(g) of the Seasons Disclosure Schedule sets forth the liability of each participant under each of the deferred compensation plans sponsored or maintained by Seasons or its Subsidiaries.

3.12. Board Approval; Stockholder Vote Required.

(a) On or prior to the date hereof, the Board of Directors of Seasons, by resolutions duly adopted by vote of those voting at a meeting duly called and held (the “Seasons Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of Seasons and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of Seasons adopt this Agreement and directed that such matter be submitted for consideration by Seasons stockholders at the Seasons Stockholders Meeting. The Seasons Board Approval constitutes approval of this Agreement and the Merger (A) for purposes of the Acts and (B) by at least two-thirds (2/3) of the entire Board of Directors pursuant to the Articles of Incorporation of Seasons. Seasons does not have any shareholder rights plan in effect.

(b) The affirmative vote of the holders of a majority of the outstanding shares of Seasons Common Stock to adopt this Agreement (the “Required Seasons Vote”) is the only vote of the holders of any class or series of Seasons capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

3.13. Compliance With Applicable Law.

(a) Except as disclosed in Section 3.13 of the Seasons Disclosure Schedule, Seasons and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Seasons or any of its Subsidiaries (including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Seasons, and neither Seasons nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Seasons.

(b) Seasons and each of its Subsidiaries has administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons. None of Seasons, any of its Subsidiaries, or, to the knowledge of Seasons, any director, officer or employee of Seasons or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.14. Certain Contracts.

(a) Except as publicly disclosed in the Seasons Reports filed prior to the date hereof or as set forth in Section 3.14(a) of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement or (ii) which limits the freedom of Seasons or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires Seasons or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not publicly disclosed in the Seasons Reports filed prior to the date hereof or set forth in Section 3.14(a) of the Seasons Disclosure Schedule, is referred to herein as a “Seasons Contract”. Seasons has made available all contracts (including all lease, rental or occupancy agreements or other contracts affecting or relating to the ownership or use of any real or personal property; all agreements for the purchase or sale of mortgage servicing rights; all agreements for the purchase or sale of mortgage loans on a wholesale or bulk basis; and all consulting agreements with outside consultants) which involved payments by Seasons or any of its Subsidiaries in fiscal year 2005 of more than $6,000.00 or which could reasonably be expected to involve payments during fiscal year 2006 of more than $6,000.00, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $5,000.00 and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 5.2.

(b) Except as set forth in Section 3.14(b) of the Seasons Disclosure Schedule, (i) each Seasons Contract is valid and binding on Seasons or its applicable Subsidiary and in full force and effect, and, to the knowledge of Seasons, is valid and binding on the other parties thereto, (ii) Seasons and each of its Subsidiaries and, to the knowledge of Seasons, each of the other parties thereto, has in all material respects performed all obligations required to be performed by it to date under each Seasons Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Seasons or any of its

Subsidiaries or, to the knowledge of Seasons, any other party thereto, under any such Seasons Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Seasons.

(c) Section 3.14(c) of the Seasons Disclosure Schedule lists all employment, change-in-control, severance or similar contracts or arrangements with any present or former employee or director. Seasons has previously provided Parent with a copy of each such contract or arrangement.

3.15. Agreements With Regulatory Agencies. Except as set forth in Section 3.15 of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 3.15 of the Seasons Disclosure Schedule, a “Seasons Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has Seasons or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting Seasons or any Seasons Subsidiary to enter into or become bound by any Seasons Regulatory Agreement.

3.16. Seasons Information. The information relating to Seasons and its Subsidiaries to be provided by Seasons for inclusion in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof as relate only to Parent, Merger Sub or any of their Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.17. Title to Property.

(a) Except as disclosed in Section 3.17(a) of the Seasons Disclosure Schedule, Seasons and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Seasons and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons.

(b) Seasons and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as publicly disclosed in the Seasons Reports filed prior to the date hereof or as disclosed in Section 3.17(b) of the Seasons Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons.

(c) All leases of real property and all other leases material to Seasons and its Subsidiaries under which Seasons or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under any such lease any material existing default by Seasons or such Subsidiary or, to the knowledge of Seasons, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, Seasons or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons.

3.18. Insurance. Seasons and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seasons reasonably has determined to be prudent and consistent with industry practice. Section 3.18 of the Seasons Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of Seasons and its Subsidiaries (other than insurance policies under which Seasons or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). Seasons and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth in Section 3.18 of the Seasons Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of Seasons and its Subsidiaries, Seasons or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.19. Environmental Liability. Except as set forth in Section 3.19 of the Seasons Disclosure Schedule and to the knowledge of Seasons, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Seasons or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection or under any local, state or federal environmental statute, regulation or ordinance relating to environmental protection, including the Comprehensive Environmental Response, Compensation and

Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of Seasons, threatened against Seasons or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Seasons. Except as set forth in Section 3.19 of the Seasons Disclosure Schedule and to the knowledge of Seasons, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Seasons. Except as set forth in Section 3.19 of the Seasons Disclosure Schedule and to the knowledge of Seasons, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under applicable Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Seasons. Except as set forth in Section 3.19 of the Seasons Disclosure Schedule and to the knowledge of Seasons, neither Seasons nor any of its Subsidiaries is a recipient of any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Seasons.

3.20. Opinion Of Financial Advisor. Seasons has received the opinion of SunTrust Robinson Humphrey, dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the stockholders of Seasons in the Merger is fair from a financial point of view to such holders of Seasons Common Stock.

3.21. Patents, Trademarks, Etc. Seasons and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed in Section 3.21 of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries is bound by or is a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Seasons nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

3.22. Loan Matters.

(a) (i) Section 3.22(a) of the Seasons Disclosure Schedule sets forth a list of all extensions of credit (including commitments to extend credit) (“Loans”) by Seasons and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O (“Regulation O”) of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 215)) of Seasons or any of its Subsidiaries;

(ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or, except for Loans made by Seasons and its Subsidiaries to its employees in accordance with its policies as disclosed in Section 3.22(a) of the Seasons Disclosure Schedule, on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) except as listed in Section 3.22(a) of the Seasons Disclosure Schedule, all such Loans are and were made in compliance in all material respects with all applicable laws and regulations.

(b) Each outstanding loan (including loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant loan documents, Seasons’ underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

(c) Except as set forth in Section 3.22(c) of the Seasons Disclosure Schedule, none of the agreements pursuant to which Seasons or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Except as set forth in Section 3.22(d) of the Seasons Disclosure Schedule, none of Seasons or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer loans. Seasons has not received any notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to limit or terminate the underwriting authority of Seasons and its Subsidiaries or to increase the guarantee fees payable to such investor.

(e) Each of Seasons and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, USA Patriot Act of 2001, Bank Secrecy Act, and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

3.23. Community Reinvestment Act Compliance. Seasons Bank is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”) and has received a CRA rating of satisfactory in its most recently completed exam.

3.24. Labor Matters. Neither Seasons nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seasons or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seasons or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Seasons’ knowledge, threatened, nor is Seasons aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

3.25. Interest Rate Risk Management Instruments. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Seasons or any of its Subsidiaries or for the account of a customer of Seasons or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Seasons or one of its Subsidiaries and, to the knowledge of Seasons, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) Seasons or its Subsidiaries and, to the knowledge of Seasons, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to Seasons’ knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

As of the date hereof, Parent has delivered to Seasons a schedule (the “Parent Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more covenants contained in Article V; provided, however, that (i) no such item is required to be set forth in the Parent Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 7.3(a), and (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect on Parent.

Parent hereby represents and warrants to Seasons as follows:

4.1. Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on Parent. Parent is duly registered as a financial holding company under the BHCA. The copies of the certificate of incorporation and bylaws of Parent which have previously been made available to Seasons are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of Parent (i) is duly organized and validly existing as a national bank, corporation, partnership or limited liability company under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(c) Except for its ownership of 8,062 shares of common stock of First Commercial Bancshares, Inc., Parent does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

4.2. Capitalization.

(a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock. As of the date of this Agreement, there were 9,615,806 shares of Parent Common Stock outstanding and 1,429,082 shares of Parent Common Stock held in Parent’s treasury. As of the date of this Agreement, no shares of Parent Common Stock were reserved for issuance, except for an aggregate of 783,287 shares of Parent Common Stock reserved for issuance upon the exercise of stock options under the (i) 2001 Long-Term Incentive Compensation Plan, (ii) 2003 Long-Term Incentive Compensation Plan and (iii) Enterprise Bancshare, Inc. Incentive Plan of 1997 Stock Option. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Section 4.2(b) of the Parent Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of Parent. Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Parent’s Subsidiaries, free and clear of any Liens whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. With the exception of the incentive plans listed in Section 4.2, Parent and any Subsidiary thereof have not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Parent or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c) Except as disclosed in Section 4.2(c) of the Parent Disclosure Schedule and for the ownership of Parent’s Subsidiaries, neither Parent nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity excluding any investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in respect of debts previously contracted.

4.3. Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of Parent and no other corporate or stockholder proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Seasons) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of Parent or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Parent.

4.4. Consents and Approvals. Except for (i) the approvals of (A) the Merger and the Second Merger by the FRB under the BHCA, (B) the National Bank Merger by the OCC and the FDIC and by GDBF under the Financial Institutions Code of Georgia and (ii) the filing with the SEC of the Proxy Statement, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Georgia and Mississippi pursuant to the Acts, (iv) the adoption of this Agreement by the Required Seasons Vote, (v) the consents and approvals set forth in Section 4.4 of the Parent Disclosure Schedule, (vi) any notices or filings, if any, under the HSR Act, and (vii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Parent of this Agreement and (B) the consummation by Parent of the Merger and the other transactions contemplated hereby.

4.5. SEC Documents; Other Reports; Internal Controls.

(a) Parent has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “Parent Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent Reports, and none of the Parent Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Parent and its Subsidiaries or as set forth in Section 4.5(b) of the Parent Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of Parent, threatened an investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 4.5(b) of the Parent Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, Parent or any of its Subsidiaries.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Parent Reports filed with the SEC prior to the date hereof, Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

4.6. Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Parent (including any related notes thereto) included in the Parent Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, as filed with the SEC or (ii) liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Parent.

4.7. Absence of Certain Changes or Events. Except as publicly disclosed in the Parent Reports filed prior to the date hereof or as set forth in Section 4.7 of the Parent Disclosure Schedule, since September 30, 2005, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (ii) Parent and its Subsidiaries have not taken any action that would have been prohibited by Section 5.3 if taken after the date of this Agreement.

4.8. Legal Proceedings.

(a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Parent’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

4.9. Board Approval; Stockholder Vote Required. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Parent Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its stockholders and declared the Merger to be advisable, and (ii) approved this Agreement and the Merger. The approval of the stockholders of Parent is not required by applicable law, by its articles of incorporation, bylaws or AMEX.

4.10. Compliance With Applicable Law. Except as disclosed in Section 4.10 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries (including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Parent.

4.11. Agreements With Regulatory Agencies. Except as set forth in Section 4.11 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.11 of the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement.

4.12 Parent Information. The information relating to Parent and its Subsidiaries to be provided by Parent to be contained in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Seasons or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1. Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent or written approval of Parent, during the period from the date of this Agreement to the Effective Time, Seasons shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

5.2. Seasons Forbearances. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.2 of the Seasons Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, Seasons shall not, and shall not permit any of its Subsidiaries to, without (i) the prior written consent of Parent, which shall not be unreasonably withheld or delayed, or (ii) the written non-objection by Parent or its representatives in accordance with the terms and conditions of that certain Management Consulting Agreement between Parent and Seasons of even date herewith (“Management Consulting Agreement”):

(a) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any cash or stock dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights or grant any person any right to acquire any shares of its capital stock, other than dividends paid by any of the Subsidiaries of Seasons so long as such dividends are only paid to Seasons or any of its other wholly owned Subsidiaries; provided that no such dividend shall cause Seasons Bank to cease to qualify as a “well capitalized” institution under 12 C.F.R. Section 565.4); (iii) or issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of stock options or warrants outstanding as of the date hereof and disclosed in Section 3.2(a) of the Seasons Disclosure Schedule), Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or Voting Debt;

(b) enter into any new material line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by law or by policies imposed by a Governmental Entity;

(c) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), except (i) sales of loans in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 5.2 of the Seasons Disclosure Schedule or (iii) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;

(d) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets, of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of, which would be material, individually or in the aggregate, to Seasons, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(e) enter into, renew or terminate any contract, lease or agreement, other than loans to their customers in the ordinary course of business consistent with past practice, that calls for aggregate annual payments of $15,000 or more; or make any material change in any of such contracts, leases or agreements, other than renewals of such contracts or leases for a term of one year or less without material changes to the terms thereof;

(f) (i) increase the compensation or fringe benefits of any present or former director, officer or employee of Seasons or its Subsidiaries (except for increases in salary or wages of non-executive officers or employees in the ordinary course of business consistent with past practice), except as may be required pursuant to the terms of any plan or agreement in effect on the date of this Agreement and disclosed in Section 3.11 of the Seasons Disclosure Schedule; (ii) grant any severance or termination pay to any present or former director, officer or employee of Seasons or its Subsidiaries except pursuant to the terms of any Plan or agreement in effect on the date of this Agreement and disclosed in Section 3.11 of the Seasons Disclosure Schedule; (iii) loan or advance any money or other property to any present or former director, officer or employee of Seasons or its Subsidiaries, except for loans made in accordance with Seasons Bank’s loan policy in effect on the date hereof and in compliance with Regulation O; (iv) establish, adopt, enter into or, except as required by applicable law, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (vi) grant any equity or equity-based awards; or (v) except as required by applicable law, increase the funding obligation or contribution rate of any Plan;

(g) other than expenditures budgeted in the capital expenditure budget and as set forth in Section 5.2(g) of the Seasons Disclosure Schedule, make any capital expenditures in excess of (A) $10,000 per project or related series of projects or (B) $25,000 in the aggregate;

(h) except as set forth in Section 5.2(h) of the Seasons Disclosure Schedule, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility;

(i) except for loans or commitments for loans that have previously been approved by Seasons prior to the date of this Agreement, (A) make or acquire any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice and with a principal balance of not greater than $500,000 (in each case, or in the aggregate to a borrower and its affiliates in an amount not in excess of $500,000; provided that, such loans are made in accordance with the policies and procedures at Seasons and its Subsidiaries); (B) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any loan or commitment for any loan with a principal balance in excess of $500,000; (C) incur any indebtedness for borrowed money, other than deposit liabilities entered into in the ordinary course of business consistent with past practices; or (D) guarantee or agree to guarantee, or endorse or assume responsibility for, the obligations of any person other than any wholly owned Subsidiary of Seasons (other than the endorsement of checks and other negotiable instruments in the normal process of collection);

(j) except as otherwise expressly permitted elsewhere in this Section 5.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business consistent with past practice;

(k) settle any claim, action or proceeding involving monetary damages in excess of $10,000, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(l) except as otherwise described in Section 6.4, amend its articles of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Seasons), or a letter of intent or agreement in principle with respect thereto;

(m) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

(n) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) hedging its loan positions or commitments;

(o) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Sections 7.1 or 7.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 7.2(c);

(p) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by Seasons’ independent public accountants;

(q) issue any mortgage-backed securities with respect to any loans or create any special purpose funding or variable interest entity;

(r) make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of Seasons or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of Seasons or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(s) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

5.3. Parent Forbearances. Except as expressly provided in this Agreement or with the prior written consent of Seasons, during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (i) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees, and (ii) take no action which would reasonably be expected to materially adversely affect the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby or delay the receipt of such approvals subsequent to the date set forth in Section 8.1(c).

Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, as set forth in Section 5.3 of the Parent Disclosure Schedule or as required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Seasons, which consent shall not be unreasonably withheld or delayed:

(a) amend its certificate of incorporation, bylaws or similar governing documents, other than to increase the authorized capital stock of Parent or to change the par value of the Parent Common Stock;

(b) except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other person to the extent that such material acquisition or investment has, or would reasonably be expected to have, a Material Adverse Effect on Parent;

(c) implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by Parent’s independent public accountants;

(d) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or any of the conditions to the Merger set forth in Sections 7.1 and 7.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 7.2(c) or in a material violation of any provision of this Agreement; or

(e) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1. Regulatory Matters.

(a) Seasons shall promptly prepare and file with the SEC the Proxy Statement. Seasons shall use its reasonable best efforts to respond as promptly as practicable after such filing to any SEC comments thereon and will make additional filings in connection therewith that may be necessary and advisable in connection with the Seasons Stockholders Meeting (as hereinafter defined), and thereafter to mail the Proxy Statement to its stockholders.

(b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(c) Parent and Seasons shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Seasons or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Seasons acknowledges and agrees that Parent intends to cause Seasons, as the Surviving Company, to merge with and into Parent and to have Seasons Bank merged with and into Cadence Bank immediately after the Effective Time. Seasons agrees that its obligations pursuant to this Section 6.1 include an obligation to use its reasonable best efforts to take all actions necessary to cause the National Bank Merger to be consummated at such time.

6.2. Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Seasons shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Seasons and its Subsidiaries, and, during such period, Seasons shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Seasons is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither Seasons nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule or regulation applicable to the institution in possession or control of such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Parent shall hold all information furnished by Seasons or any of its Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated February 10, between Parent and Seasons (the “Confidentiality Agreement”).

(c) No investigation by Parent or its respective Representatives subsequent to the date hereof shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of Seasons set forth herein.

6.3. Stockholder Approval. Seasons shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the “Seasons Stockholders Meeting”) as promptly as practicable following clearance of comments, if any, to the Proxy Statement by the SEC for the purpose of obtaining the Required Seasons Vote and, except as provided hereby, shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The Board of Directors of Seasons shall unanimously recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of Seasons (the “Seasons Recommendation”); provided, however, that the Board of Directors of Seasons may (x) withdraw, modify, qualify in any manner adverse to Parent, condition or refuse to make such recommendation or (y) take any other action or make any other public statement in connection with the Seasons Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in Seasons Recommendation”) if the Board of Directors of Seasons determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would or could reasonably be expected to breach its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, this Agreement shall be submitted to the stockholders of Seasons at the Seasons Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Seasons of such obligation.

6.4. Legal Conditions to Merger.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Seasons shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Seasons or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 7.2(c).

(b) Seasons shall, and cause its Subsidiary to, accrue an adequate level of reserves related to any claims, loans, litigation or other assets or proceedings to the satisfaction of Parent as of the Closing Date and will increase its loan loss reserve by $1.5 million for the quarter ended September 30, 2006.

(c) Subject to the terms and conditions of this Agreement (including the proviso in Section 6.4(a)), each of Parent and Seasons agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Parent or Seasons is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

6.5. Employees; Employee Benefit Plans.

(a) As of or as soon as practicable following the Effective Time, the employees of Seasons and its Subsidiaries (the “Seasons Employees”) shall become employees of Parent or a Subsidiary thereof and shall be eligible to participate in the Parent Plans in which similarly situated employees of Parent or Cadence participate, to the same extent as similarly situated employees of Parent or Cadence (it being understood that inclusion of Seasons Employees in such employee benefit plans may occur at different times with respect to different plans); provided, however, that (i) nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any Seasons Employee under the Parent Stock Option Plans, it being understood that any such grants are completely discretionary, (ii) nothing contained herein shall require Parent or any of its Subsidiaries to permit a Seasons Employee who is receiving severance as a result of the transactions contemplated by this Agreement pursuant to any employment, severance, consulting or other compensation agreements, plans and arrangements with Seasons or any of its Subsidiaries to participate in any severance or change in control of agreement or plan offered by Parent or any of its Subsidiaries, and (iii) nothing contained herein shall require a Seasons Employee’s participation in the Parent defined benefit pension or Parent Employee Stock Ownership Plan.

(b) With respect to each Parent Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for participation or accrual of benefits under any Parent defined benefit pension plan), service with Seasons or any Subsidiary shall be treated as service with Parent; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Parent Plan (including those required or governed by the Health Insurance Portability and Accountability Act of 1996). Each Parent Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Seasons Plan to the extent information is provided by the employee, third-party administrator or insurance carrier. Seasons Employees shall be given full credit for amounts paid under a corresponding Seasons or any Subsidiary benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan during the applicable plan year.

(c) Immediately prior to the Effective Time, the Seasons Simple IRA Plan shall be terminated and the Seasons employees who are then participating in the Seasons Simple IRA Plan shall be eligible to become participants in the Parent Employee 401(k) Plan.

(d) Any person who is serving as an employee of either Seasons or any Subsidiary thereof as of the date of this Agreement (other than those employees covered by either a written employment or severance agreement) whose employment is discontinued by Parent or any of its Subsidiaries within one year after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from Parent or its Subsidiary equal in amount to two week’s base pay for each full year such employee was employed by Seasons or a Seasons Subsidiary or any successor or predecessor thereto, subject to a minimum of four weeks’ severance and a maximum of 16 weeks’ severance; provided that the benefits payable pursuant to this Section 6.5(d) shall be in lieu of, and not in addition to, any amounts that may have otherwise been payable pursuant to Seasons’ written severance policy described in Section 3.11(a) of the Seasons Disclosure Schedule and subject to the terms and conditions set forth therein. For purposes of this Section 6.5(d), “Cause” shall mean termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).

(e) Section 6.5(e) of the Seasons Disclosure Schedule sets forth the earned but untaken vacation for employees of Seasons and its Subsidiaries as of September 30, 2005. If the employment of any employee of Seasons or any of its Subsidiaries identified on Section 6.5(e) of the Seasons Disclosure Schedule is terminated within twelve (12) months following the Effective Time, then any vacation pay earned (consistent with the financial statements provided by Seasons to Parent) based on such employee’s employment with Seasons shall be paid to the employee to the extent not used prior to the termination of employment.

(f) Notwithstanding anything to the contrary contained herein, pursuant to terms and conditions mutually agreed to by Parent and Seasons after the date hereof, Seasons may pay cash retention bonuses to employees of Seasons and its Subsidiaries who are selected by Seasons and approved by Parent, such approval not to be unreasonably withheld, in order to help retain key employees (who are not otherwise covered by an employment or similar contract) through the Effective Time and for a specified period thereafter.

6.6. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Seasons or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Seasons, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise (a list of which with respect to the directors and officers of Seasons or any of its Subsidiaries as of the date of this Agreement is set forth in Section 6.6(a) of the Seasons Disclosure Schedule) or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent provided in the articles of incorporation and bylaws of Seasons as in effect on the date of this Agreement, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by the GBCC, from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.6 except (and only) to the extent such failure to notify materially prejudices Parent. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (A) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if (x) Parent elects not to assume such defense or (y) counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, then the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel (in addition to local counsel) for any action or group of related actions for all Indemnified Parties, (C) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or regulation.

(b) Nothing contained in Section 6.6(a) or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of Seasons may have under applicable law or regulation or the Seasons’ Articles of Incorporation, Bylaws or the equivalent documents of any Subsidiary of Seasons, as applicable, in each case as in effect on the date hereof, which Parent agrees to honor in accordance with their terms. Without limiting the foregoing, Parent also agrees that the limitations on liability existing in favor of the Indemnified Parties in Seasons’ Articles of Incorporation or the equivalent documents of any Seasons Subsidiary as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time.

(c) Parent shall use its reasonable best efforts to cause the persons serving as officers and directors of Seasons immediately prior to the Effective Time to be covered for a period of two years from the Closing Date by the directors’ and officers’ liability insurance policy or policies maintained by Parent (provided that Parent’s policy or policies provide at least the same coverage and amounts containing terms and conditions which are in the aggregate not materially less advantageous to such directors and officers of Seasons than the terms and conditions of the existing directors’ and officers’ liability insurance policy of Seasons, and provided further that in no event will Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Seasons for the insurance covering the officers and directors of Seasons (the “Insurance Amount”), and provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.6(c) as a result of the preceding proviso, Parent shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(d) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

(e) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.6.

6.7. Advise of Changes. Parent and Seasons shall promptly advise in writing the other party of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

6.8. Subsequent Interim and Annual Financial Statements. As soon as reasonably practicable after they become available after the end of each calendar quarter ending after the date of this Agreement, each party hereto shall furnish to the other party (i) consolidated and consolidating financial statements (including balance sheet, statement of operations and stockholders’ equity) of Seasons and each of its Subsidiaries or of Parent and each of its Subsidiaries, as the case may be, as of and for such month then ended and (ii) any internal management reports relating to the foregoing. All information furnished by a party hereto pursuant to this Section 6.8 shall be held in confidence by the other party to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements.

6.9. Certain Modifications. At or before the Effective Time, upon the request of Parent or pursuant to the terms of the Management Consulting Agreement, Seasons shall, consistent with GAAP, modify and change its employee benefits, loan, litigation and real estate valuation policies and practices so as to be applied consistently on a mutually satisfactory basis with those of Parent; provided, however, that Seasons shall not be required to take such action (x) more than five Business Days prior to the Effective Time, and (y) unless Parent agrees in writing that all conditions to Closing set forth in Article VII have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date; and provided further that no party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any such actions which may be undertaken on account of this Section 6.9.

ARTICLE VII

CONDITIONS PRECEDENT

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Seasons shall have obtained the Required Seasons Vote in connection with the adoption of this Agreement.

(b) All regulatory approvals required to consummate the transactions contemplated hereby (including the approval of the Merger and the Second Merger by the FRB under BHCA; the approval of the National Bank Merger by the OCC and FDIC and by the GDBF under the Financial Institutions Code of Georgia) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(c) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

7.2. Conditions to Obligations of Parent. The obligations of Parent to cause Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Subject to the provisions of Section 6.9 herein, the representations and warranties of Seasons set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 3.8(i)) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 3.2(a), which shall be true and correct in all material respects, and Section 3.8(i)) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Seasons. Parent shall have received a certificate signed on behalf of Seasons by the Chief Executive Officer and Chief Financial Officer of Seasons to the foregoing effect.

(b) Seasons shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Seasons by the Chief Executive Officer and the Chief Financial Officer of Seasons to such effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on the Parent.

(d) Seasons shall have increased its loan loss reserve by $1.5 million for the quarter ended September 30, 2006.

7.3. Conditions To Obligations Of Seasons. The obligation of Seasons to effect the Merger is also subject to the satisfaction or waiver by Seasons at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.8) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2, which shall be true and correct in all material respects, and Section 4.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Parent. Seasons shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seasons shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Parent and Seasons in a written instrument, if the Board of Directors of each of Parent and Seasons so determines;

(b) by either Parent or Seasons if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either Parent or Seasons if the Effective Time shall not have occurred on or before December 31, 2006, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or Seasons in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 8.1(c), provided that the failure to consummate the Merger is not caused by the party seeking to terminate pursuant to this Section 8.1(d).

(e) by either Parent or Seasons (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII hereof;

(f) by either Parent or Seasons if the Required Seasons Vote shall not have been obtained at the Seasons Stockholders Meeting or at any adjournment or postponement thereof;

(g) by Parent, if the Board of Directors of Seasons shall have failed to recommend adoption of this Agreement by the stockholders of Seasons or shall have effected a Change in Seasons Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement;

(h) by Parent if a tender offer or exchange offer for 5% or more of the outstanding shares of Seasons Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of Seasons recommends that the stockholders of Seasons tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act; or

(i) by Seasons in the event it receives an acquisition proposal which the Board of Seasons concludes in good faith is a superior proposal; provided that Seasons notifies Parent within 24 hours of such proposal and provided further that the Board of Seasons makes its conclusion within 10 business days of receipt of proposal.

8.2. Effect of Termination. In the event of termination of this Agreement by either Parent or Seasons as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Seasons, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, and 9.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Seasons shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3. Amendment. Subject to compliance with applicable law and the provisions of Section 2.12 hereof, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Seasons; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2. Expenses. Except as provided in Section 8.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to Parent, to:	Cadence Financial Corporation
Cadence Plaza
P.O. Box 1187
Starkville, Mississippi 39760
Facsimile: (662) 323-1341
Attention: Lewis F. Mallory, Jr.

	with a copy to:	Adams and Reese LLP
One Houston Center
1221 McKinney
Houston, Texas 77010
Facsimile: (713) 652-5152
Attention: Mark L. Jones

(b)	if to Seasons, to:	Seasons Bancshares, Inc.
336 Blue Ridge Street
Blairsville, Georgia 30514
Facsimile: (706) 745-5593
Attention: William L. Sutton

	with a copy to:	Powell Goldstein LLP
1201 W. Peachtree Street NW, 14th Floor
Atlanta, Georgia 30309
Facsimile: (404) 572-6999
Attention: Kathryn L. Knudson

9.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Seasons, Parent or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

9.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6. Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

9.7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi (except to the extent that mandatory provisions of federal law or the GBCC are applicable).

9.8. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.9. Publicity. Parent and Seasons shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of OTC or other trading organization (in the case of a release or statement by Seasons) or AMEX (in the case of such a release or statement by Parent). Without limiting the reach of the preceding sentence, Parent and Seasons shall cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Seasons and its Subsidiaries shall (a) consult with Parent regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Parent with stockholder lists of Seasons and (c) allow and facilitate Parent contact with stockholders of Seasons.

9.10. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise expressly provided for herein (including Section 6.6 hereof), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, Parent and Seasons have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

PARENT:

CADENCE FINANCIAL CORPORATION, a Mississippi corporation

By:	/s/ L. F. Mallory, Jr.
Name:	L. F. Mallory, Jr.
Title:	Chairman and CEO

MERGER SUB:

CADENCE FINANCIAL CORPORATION OF GEORGIA, a Mississippi corporation

By:	/s/ L. F. Mallory, Jr.
Name:	L. F. Mallory, Jr.
Title:	Chairman and CEO

SEASONS:

SEASONS BANCSHARES, INC., a Georgia corporation

By:	/s/ William L. Sutton
Name:	William L. Sutton
Title:	Chief Executive Officer

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